Exhibit 99.1

June 19, 2019

Edison Nation Inc. Announces the Early Repayment and Termination of Financing Agreement

PHILLIPSBURG, N.J., June 19, 2019 (GLOBE NEWSWIRE) -- Edison Nation, Inc. (the “Company”), a full-service product development company, on June 17, 2019, entered into a Settlement and Release Agreement with FirstFire Global Opportunities Fund, LLC (“FirstFire”), whereby the Company and FirstFire agreed to terminate the financing agreements entered into earlier this year. Financing was used to fund the launch of its "911 Help Now" Pendant, a unique, wearable communicator that lets you speak to a 911 emergency responder with a single touch.

The Company entered into a Securities Purchase Agreement, dated March 6, 2019, with FirstFire purchasing a 2% unsecured, senior convertible promissory note from the Company. The Company agreed to pay FirstFire $565,000 and issue 15,000 shares of restricted common stock in order to terminate the agreements and promissory note.

"We are happy to announce the early repayment of this financing note, further simplifying the Company’s balance sheet," said Chris Ferguson, CEO of Edison Nation. "We continuously strive to strengthen the Company’s capital structure, providing transparency and value for shareholders."

About Edison Nation, Inc.

Edison Nation, Inc. is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company's views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company's control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company's products, any difficulty in marketing the Company's products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service the Company's debt. Additional information that could lead to material changes in the Company's performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik

Managing Director

MZ North America

Direct: 949-385-6449

EDNT@mzgroup.us

SOURCE: Edison Nation, Inc.